Exhibit 3.1

CERTIFICATE OF Incorporation

OF

Volunteer BANCORP., INC.

The undersigned natural person or persons having capacity to contract and acting as the incorporator or incorporators of a corporation under the Tennessee General Corporation Act adopt the following Charter for such corporations

I,

The name of this corporation shall be: VOLUNTEER BANC0RP. , IMC.

II.

The address of the principal office of the corporation of the State of Tennessee is 261 W. Main Street, Sneedville, Tennessee, 37869.

III.

The character of this corporation shall be a corporation organized for profit.

IV.

The general purpose or purposes for which the

corporation is organized are: To purchase, own and hold the stock of other corporations and associations, and to do every act and thing covered generally by the term “holding company” or “holding corporation”, to direct the operations of banking or other corporations or associations through the ownership of stock therein, or through any form of contract, trust or other agreement, and in connection therewith, or in aid thereof: to purchase, subscribe for, or otherwise acquire and own hold, use, sell, assign, transfer mortgages pledge, exchange, create security interests in, or otherwise dispose Real and personal property of every kind and description, including good will, trade names rights and fran-chises, and including shares of stock, certificates or other interests is oting trusts for shares of stock or any bonds, deben-trures, notes, evidences of indebtedness or other security contracts or obligations of any banking or other corporation or corporations, association or associations, organized under the laws of the State of Tennessee, or under the United States of America, or any other state or district or country, nation or government, and to pay therefore, in whole or In part, in cash or by exchanging therefor, stocks bonds, ox other evidences of indebtedness or securities of this or another corporation, and while the owner or holder of any such real or personal property, stocks,, bonds, debentures, notes, evidences of Indebtedness or other securities, contracts or obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom and to possess and exercise in respect thereof, all of the rights, powers and privileges of ownership, including all voting powers on any stock, voting trust certificates, or other securities so owned and in connection with any acquisition, disposition,. pledge or other act of ownership with regard to any such stock, securities or other property whether tangible or intangible, to assume or guarantee performance of any liabilities obligation or contracts of any persons, firms, corporations or associations,

To organize or promote or facilitate the organization of any corporation, association, partnership, subsidiary, or other entity, under the laws of Tennessee or the united States of America, or any other State or district or country, nation or government, for the purpose of transacting, promoting or carrying on a banking or any other lawful business or purpose or purposes;

to merge, consolidate, dissolves wind up or liquidate any corporation, association or other entity, which this corporation may organize, purchase or otherwise acquire or have an interest in, or to cause the same to be merged, consolidated, dissolved, wind up Or liquidated;

the foregoing statement of purposes shall be construed, as a statement Of both purposes and powers, and shall be liberally construed in aid of the power Of this corporation, and the powers and purposes Stated in each clause, shall, except where otherwise stated, be . no wise limited ox restricted by any terra or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the corporation as to specific powers shall not be construed as to limit in any manner the aforesaid general powers, but. are in furtherance of, and in addition to and not in limitation of, said general powers.

the corporation shall have and exercise ail powers

necessary or convenient to affect any and all of the purposes for which the corporation is organized and shall likewise have all powers provided by the Tennessee General Corporation act, as codified in Tennessee code annotated ss 48-1-101, et seq. or as the same shall hereafter be amended,

v

The property, affairs and business of the corporation shall be managed by a Board of Directors, The number of directors shall be as specified in the By-Laws of the Corporation. The Directors shall be elected by the stockholders at the annual meeting of the stockholders and each Director shall be elected for a term of one {1) year until his successor shall be elected and shall qualify. A Director need not be a stockholder In order to Serve on the Board of Directors.

In furtherance, And not In limitation ©£ the powers conferred by the laws of the State of Tennessee, the Board of Directors is expressly authorized and empowered:

a) to make, alter, amend and repeal the By-Laws, subject to the power of the stockholders to alter or repeal the By-Laws made by the Board of Directors

b) to authorize and issue, without stockholder consent, obligations of the corporation, secured and unsecured, under Such terms and conditions as the Board in its sole discretion may determine, and to pledge or mortgage as security therefor, any real or personal property of the corporation including after acquired property;

c) To determine whether any and, if so, what part

of the earned surplus of the corporation shall be paid in dividends to the stockholders and to direct and determine other use and disposition of any such earned surplus;

d) To establish bonus, profit sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors of the corporation; to fix the amount of profits to be shared or distributed and to determine the parsons who participate in any such plans and the amount of their respective participation;

e) To designate by resolution or resolutions passed lay a majority of the whole Board, one or wore committees, each consisting of two or more Directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws, shall have and may exercise the powers of the Board;

f) To provide for reasonable compensation of its own members in the by-laws and to fix the terms and conditions upon which compensation will be paid;

g} in addition to the powers and authority herein-above or by statute expressly conferred upon It, fete Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject nevertheless to the provisions of the laws of the State of Tennessee, these Articles of Incorporation, and the By-laws of

VI.

The private property of the stockholders shall not be subject to the payment of any corporate deists to any extent whatever.

VII,

The maximum number of Shares which the corporation shall have the authority to issue is 10,000 shares, having a par value of $1 per share,

VIII.

‘The corporation shall not commence business until consideration of $1,000 has been received from the issuance of share

The time of existence of this cooperation shall he perpetual,

X.

The provisions of this Charter of Incorporation may be amended altered, or repealed from time to time to the extent, and in the manner proscribed by the laws of the State of Tennessee, and any additional provisions so authorized, maybe added. All sights herein conferred on the Directors, officers, and stockholders are granted subject to this reservation. DATED; This 14th day of November? 1895.